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                                                                    EXHIBIT 10.2


                       1995 INCENTIVE STOCK OPTION PLAN

                                      OF

                           PACIFIC CONTINENTAL BANK


     1. PURPOSE. The purpose of this 1995 Incentive Stock Option Plan (Plan) is to secure for Pacific Continental Bank (Bank) and its shareholders the benefits which flow from providing employees of the Bank with the incentive inherent in common stock ownership. It is generally recognized that incentive stock option plans aid in retaining competent employees, furnish a device to attract employees of exceptional ability to the Bank, and provide incentive to employees to make the Bank successful.

     2. AMOUNT OF STOCK. The total number of shares to be subject to options granted on and after final adoption of the Plan shall not exceed one hundred thousand (100,000) shares of the One Dollar ($l) par value common stock of the Bank. The total number of shares shall be subject to appropriate increase or decrease in the event of a stock dividend, stock split or reclassification of the shares covered by this Plan. If options granted under this Plan lapse or are cancelled without being exercised in whole or in part, other options may be granted covering the shares not purchased under such lapsed or cancelled options.

     3. STOCK OPTION COMMITTEE. The Board of Directors shall constitute the stock option committee (hereinafter referred to as Committee), to serve under this Plan. Any employees who are eligible to participate under the Plan, and who are also directors, shall be disqualified from voting on any issue concerning this Plan or from participating in the administration of the Plan.

     4. ELIGIBILITY AND PARTICIPATION. Options may be granted pursuant to the Plan to employees of the Bank. From time to time the Committee shall select, from among all the Bank's employees, the employees to whom options shall be granted. The Committee shall determine the terms of each option, including, but not limited to, the number of shares to be covered by the option, and the option period. Future as well as present employees shall be eligible to participate in the Plan. No option may be granted under the Plan more than ten (10) years after the date of the adoption of the Plan by the Board of Directors or the date of approval of the Plan by the shareholders, whichever is earlier. No option may be granted under the Plan to an employee who immediately before the option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Bank or any parent or subsidiary of the Bank. For the purposes of

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this preceding sentence, each employee shall be considered as owning the stock owned directly or indirectly by or for himself or herself; the stock which the employee may purchase under outstanding options; any stock owned, directly or indirectly, by or for the employee's brothers and sisters (whether of the whole or half blood), spouse, ancestors and lineal descendants. Stock owned directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners, or beneficiaries.

     5. OPTION AGREEMENT. The terms and provisions of options granted pursuant to the Plan shall be set forth in an agreement, herein called Option Agreement, between the Bank and the employee receiving the option. The Option Agreement may be in such form, not inconsistent with the terms of this Plan, as shall be approved by the Committee.

     6. PRICE. The purchase price per share under options granted pursuant to the Plan shall be the fair market value of a share at the time the options are granted. The fair market value shall be determined using the same method as is used for determining the price per share in connection with the Bank's dividend reinvestment plan, or if that plan is discontinued, using any reasonable method. The full purchase price of shares purchased shall be paid upon exercise of the option.

     7. OPTION PERIOD. No option granted pursuant to the Plan shall be exercisable after the expiration of ten (10) years from the date the option is first granted. The expiration date set forth in each Option Agreement is hereinafter referred to as the Expiration Date.

     8.  TERMINATION OF EMPLOYMENT.  The Option Agreement shall provide that:

         a. If, prior to the Expiration Date, the employee ceases to be employed by the Bank, for any reason other than death or total and permanent disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), then any unexercised portion of the option granted shall automatically terminate three (3) months after the date on which the employee ceases to be an employee;

         b. If, prior to the Expiration Date, the employee ceases to be an employee of the Bank because of total and permanent disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), then any unexercised portion of the option granted shall automatically terminate one (1) year after the date such employee ceases service;


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         C.  If, prior to the Expiration Date, the employee dies, the legal representative of the employee's estate or any devisee or heir of the employee shall have the privilege, for a period of six (6) months after the date of death, of exercising all or any part of the then unexercised portion of the option.

The provisions set forth in this Paragraph 8 shall not be construed as extending the time for exercising any option granted pursuant to this Plan beyond the Expiration Date.

     9. ASSIGNABILITY. The Option Agreement shall provide that the option granted is not transferable by the employee other than by will or the laws of descent and distribution, and is exercisable, during the employee's lifetime, only by the employee.

     10. PERMITTED ADJUSTMENTS. The Option Agreement may contain such provisions as the Committee may approve as equitable concerning the effect upon the option granted thereby, and upon the per share option price, of any stock dividends, stock splits or reclassification of the stock upon reorganization.

     11. AMENDMENT OF THE PLAN. The Board of Directors may, from time to time (subject to obtaining approval from the shareholders of the Bank or the Department of Insurance and Finance for the State of Oregon, to the extent required by Oregon law), alter, amend, suspend or discontinue the Plan and make rules for its administration, except that the Board of Directors shall not amend the Plan in any manner which would have the effect of preventing options issued under the Plan from being "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

     12. OPTIONS DISCRETIONARY. The granting of options under the Plan shall be entirely discretionary and nothing in the Plan shall be deemed to give any employee any right to participate in the Plan or to receive options.

     13. SHAREHOLDER APPROVAL. The Plan, and the amendment to the articles of incorporation necessary to implement the Plan, shall be submitted to the shareholders of the Bank for approval by the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Bank. If the shareholders of the Bank fail to approve the Plan or fail to adopt the necessary amendment to the articles of incorporation, the Plan shall be null and void.

     14. APPROVAL OF THE DEPARTMENT OF CONSUMER AND BUSINESS SERVICES. The Plan shall be submitted to the Department of Consumer and Business Services for the State of Oregon for approval. If the department fails to approve the Plan, the Plan shall be null and void.


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     15.  INTERPRETATION.  This Plan shall be interpreted to conform to the requirements of Sections 421 through 424 of the Internal Revenue Code of 1986, as amended, and regulations issued or to be issued thereunder.


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